Exhibit 99.1

News Release
Contacts:
Dana Ripley	Sean O’Connor
Media	Investors/Analysts
(612) 303-3167	(612) 303-0778

U.S. BANCORP REPORTS $1.5 BILLION OF NET INCOME FOR THE THIRD QUARTER 2014

Return on Average Assets of 1.51 percent and Return on Average Common Equity of 14.5 percent

Year-over-Year Positive Operating Leverage

Returned 78 percent of Third Quarter Earnings to Shareholders

MINNEAPOLIS, October 22, 2014 — U.S. Bancorp (NYSE: USB) today reported net income of $1,471 million for the third quarter of 2014, or $.78 per diluted common share, compared with $1,468 million, or $.76 per diluted common share, in the third quarter of 2013. Highlights for the third quarter of 2014 included:

•

Growth in average total loans of 6.3 percent over the third quarter of 2013 (5.9 percent excluding the Charter One franchise acquisition in late June 2014 and 7.7 percent excluding covered loans) and 1.4 percent on a linked quarter basis (1.1 percent excluding the Charter One acquisition and 1.7 percent excluding covered loans)

•	Growth in average total commercial loans of 13.6 percent over the third quarter of 2013 and 3.1 percent over the second quarter of 2014

•	Growth in average total commercial real estate loans of 6.1 percent over the third quarter of 2013 and .8 percent over the second quarter of 2014

•	Growth in average commercial and commercial real estate commitments of 12.9 percent year-over-year and 3.2 percent over the prior quarter

•	Strong new lending activity of $56.0 billion during the third quarter, including:

•	$36.1 billion of new and renewed commercial and commercial real estate commitments

•	$2.9 billion of lines related to new credit card accounts

•	$17.0 billion of mortgage and other retail loan originations

•	Net interest income growth over the third quarter of 2013 and second quarter 2014

•	Average earning assets growth of 10.0 percent year-over-year and 3.1 percent linked quarter

•	Continued strong growth in lower cost core deposit funding on a year-over-year and linked quarter basis

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U.S. Bancorp Reports Third Quarter 2014 Results

October 22, 2014

•	Net interest margin of 3.16 percent for the third quarter of 2014, compared with 3.27 percent for the second quarter of 2014, and 3.43 for the third quarter of 2013

•	Decline in net charge-offs of 3.7 percent on a linked quarter basis. Provision for credit losses was $25 million less than net charge-offs

•	Allowance for credit losses to period-end loans was 1.80 percent at September 30, 2014

•	Annualized net charge-offs to average total loans ratio was .55 percent

•	Decrease in nonperforming assets on both a linked quarter and year-over-year basis

•	Nonperforming assets (excluding covered assets) declined 6.2 percent from the third quarter of 2013

•

Growth in average total deposits of 7.4 percent over the third quarter of 2013 (5.5 percent excluding the Charter One acquisition) and 3.3 percent on a linked quarter basis (1.7 percent excluding the Charter One acquisition)

•	Average low cost deposits, including noninterest-bearing and total savings deposits, grew by 12.2 percent year-over-year and 4.2 percent on a linked quarter basis

•	Industry-leading performance ratios, including:

•	Return on average assets of 1.51 percent

•	Return on average common equity of 14.5 percent

•	Efficiency ratio of 52.4 percent

•	Capital generation continued to reinforce capital position and returns. Ratios at September 30, 2014, were:

•	Basel III transitional standardized approach:

•	Common equity tier 1 capital ratio of 9.7 percent

•	Tier 1 capital ratio of 11.3 percent

•	Total risk-based capital ratio of 13.6 percent

•

Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach of 9.0 percent and for the Basel III fully implemented advanced approaches of 11.8 percent

•	Returned 78 percent of third quarter earnings to shareholders through dividends and the buyback of 16 million common shares

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U.S. Bancorp Reports Third Quarter 2014 Results

October 22, 2014

EARNINGS SUMMARY	Table 1
($ in millions, except per-share data)

	3Q 2014	2Q 2014	3Q 2013	Percent Change 3Q14 vs 2Q14	Percent Change 3Q14 vs 3Q13	YTD 2014	YTD 2013	Percent Change
Net income attributable to U.S. Bancorp	$1,471	$1,495	$1,468	(1.6)	.2	$4,363	$4,380	(.4)
Diluted earnings per common share	$.78	$.78	$.76	—	2.6	$2.29	$2.25	1.8
Return on average assets (%)	1.51	1.60	1.65			1.56	1.67
Return on average common equity (%)	14.5	15.1	15.8			14.7	16.0
Net interest margin (%)	3.16	3.27	3.43			3.26	3.45
Efficiency ratio (%) (a)	52.4	53.1	52.4			52.8	51.6
Tangible efficiency ratio (%) (b)	51.3	52.1	51.3			51.8	50.5
Dividends declared per common share	$.245	$.245	$.230	—	6.5	$.720	$.655	9.9
Book value per common share (period-end)	$21.38	$20.98	$19.31	1.9	10.7

(a)	Efficiency ratio excluding notable items of 51.3% for 2Q 2014 is computed as noninterest expense of $2,753 million less FHA DOJ settlement of $200 million divided by total net revenue of $5,188 million less Visa, Inc. Class B common stock sale of $214 million.
(b)	Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding net securities gains (losses) and intangible amortization.

Net income attributable to U.S. Bancorp was $1,471 million for the third quarter of 2014, .2 percent higher than the $1,468 million for the third quarter of 2013, and 1.6 percent lower than the $1,495 million for the second quarter of 2014. Diluted earnings per common share of $.78 in the third quarter of 2014 were $.02 higher than the third quarter of 2013 and equal to the previous quarter. Return on average assets and return on average common equity were 1.51 percent and 14.5 percent, respectively, for the third quarter of 2014, compared with 1.65 percent and 15.8 percent, respectively, for the third quarter of 2013. The provision for credit losses was lower than net charge-offs by $25 million in the third quarter of 2014 and in the second quarter of 2014, and $30 million lower than net charge-offs in the third quarter of 2013.

U.S. Bancorp Chairman, President and Chief Executive Officer Richard K. Davis said, “U.S. Bank delivered another solid performance in the third quarter with $1.5 billion of net income, or $.78 per diluted common share. Our ability to provide customers and clients with a diverse array of banking products and services while addressing their distinct financial objectives, in any economic environment, allows us to continue generating an industry-leading financial performance. Our return on average common equity, return on average assets, and efficiency ratio metrics remain among the strongest in the industry. Our consistently solid financial performance is a result of our adhering closely to the core fundamentals of

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U.S. Bancorp Reports Third Quarter 2014 Results

October 22, 2014

controlling expenses, managing capital prudently, selectively investing in initiatives that generate steady long-term growth, and expanding existing customer relationships. That was certainly the case in the third quarter as our disciplined approach returned positive operating leverage and the diversification of our business profile allowed us to maintain our momentum as the economy slowly rebounds.

“Value creation for our customers and shareholders is our highest priority. One way we create value for our customers is by preserving and leveraging our industry-leading financial strength to help them more efficiently reach their financial goals and objectives. For example, our average deposits grew 7.4 percent over the prior year to $271 billion. In a challenging macro-economic environment, retail and institutional customers gravitate toward the strength and security of U.S. Bank. Likewise, we returned 78 percent of third quarter earnings to shareholders through dividends and share buybacks. Both examples demonstrate our commitment to value creation. The better we are at addressing and meeting our customers’ financial goals and objectives, the stronger our financial performance will be.

“As we head into the final quarter of the year, we remain diligently focused on executing our plan, even with the ongoing economic headwinds, with an emphasis on providing our customers with the trusted products and services to help them build more secure financial futures, backed by the financial strength of U.S. Bank.”

INCOME STATEMENT HIGHLIGHTS	Table 2
(Taxable-equivalent basis, $ in millions, except per-share data)

	3Q 2014	2Q 2014	3Q 2013	Percent Change 3Q14 vs 2Q14	Percent Change 3Q14 vs 3Q13	YTD 2014	YTD 2013	Percent Change
Net interest income	$2,748	$2,744	$2,714	.1	1.3	$8,198	$8,095	1.3
Noninterest income	2,242	2,444	2,177	(8.3)	3.0	6,794	6,618	2.7

Total net revenue	4,990	5,188	4,891	(3.8)	2.0	14,992	14,713	1.9
Noninterest expense	2,614	2,753	2,565	(5.0)	1.9	7,911	7,592	4.2

Income before provision and taxes	2,376	2,435	2,326	(2.4)	2.1	7,081	7,121	(.6)
Provision for credit losses	311	324	298	(4.0)	4.4	941	1,063	(11.5)

Income before taxes	2,065	2,111	2,028	(2.2)	1.8	6,140	6,058	1.4
Taxable-equivalent adjustment	56	55	56	1.8	—	167	168	(.6)
Applicable income taxes	523	547	542	(4.4)	(3.5)	1,566	1,629	(3.9)

Net income	1,486	1,509	1,430	(1.5)	3.9	4,407	4,261	3.4
Net (income) loss attributable to noncontrolling interests	(15)	(14)	38	(7.1)	nm	(44)	119	nm

Net income attributable to U.S. Bancorp	$1,471	$1,495	$1,468	(1.6)	.2	$4,363	$4,380	(.4)

Net income applicable to U.S. Bancorp common shareholders	$1,405	$1,427	$1,400	(1.5)	.4	$4,163	$4,163	—

Diluted earnings per common share	$.78	$.78	$.76	—	2.6	$2.29	$2.25	1.8

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U.S. Bancorp Reports Third Quarter 2014 Results

October 22, 2014

Net income attributable to U.S. Bancorp for the third quarter of 2014 was $3 million (.2 percent) higher than the third quarter of 2013, and $24 million (1.6 percent) lower than the second quarter of 2014. The increase in net income year-over-year was principally due to an increase in total net revenue, driven by increases in both net interest income and fee-based revenue. The decrease in net income on a linked quarter basis was principally due to increased noninterest expense driven by merger integration, mortgage servicing- related expenses, and seasonal tax-advantaged projects costs, partially offset by a decrease in the provision for credit losses. The second quarter of 2014 included two previously disclosed notable items impacting other noninterest income and other noninterest expense that, together, had no impact to diluted earnings per common share.

Total net revenue on a taxable-equivalent basis for the third quarter of 2014 was $4,990 million which was $99 million (2.0 percent) higher than the third quarter of 2013, reflecting a 3.0 percent increase in noninterest income and a 1.3 percent increase in net interest income. Noninterest income increased year-over-year due to higher revenue in most fee businesses, partially offset by lower mortgage banking revenue. The increase in net interest income year-over-year was the result of an increase in average earning assets and continued growth in lower cost core deposit funding, offset by lower loan fees. Total net revenue on a taxable-equivalent basis was $198 million (3.8 percent) lower on a linked quarter basis due to an 8.3 percent decrease in noninterest income as a result of the sale of Visa, Inc. Class B common stock in the second quarter of 2014 and lower mortgage banking revenue, partially offset by a $4 million increase in net interest income, the result of an increase in average earning assets and growth in lower cost deposits, offset by lower loan fees.

Total noninterest expense in the third quarter of 2014 was $2,614 million which was $49 million (1.9 percent) higher than the third quarter of 2013 and $139 million (5.0 percent) lower than the second quarter of 2014. The increase in total noninterest expense year-over-year was primarily due to an increase in compensation expense, reflecting the impact of merit increases, acquisitions, and higher staffing for risk and compliance activities. The decrease in total noninterest expense on a linked quarter basis was due to the second quarter settlement with the U.S. Department of Justice to resolve an investigation relating to the endorsement of mortgage loans under the Federal Housing Administration’s insurance program (“FHA DOJ settlement”), partially offset by Charter One merger integration costs and higher mortgage servicing-related costs.

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U.S. Bancorp Reports Third Quarter 2014 Results

October 22, 2014

The Company’s provision for credit losses for the third quarter of 2014 was $311 million, $13 million (4.0 percent) lower than the prior quarter and $13 million (4.4 percent) higher than the third quarter of 2013. The provision for credit losses was lower than net charge-offs by $25 million in the third quarter of 2014 and in the second quarter of 2014, and $30 million lower than net charge-offs in the third quarter of 2013. Net charge-offs in the third quarter of 2014 were $336 million, compared with $349 million in the second quarter of 2014, and $328 million in the third quarter of 2013. Given current economic conditions, the Company expects the level of net charge-offs to remain relatively stable in the fourth quarter of 2014.

Nonperforming assets include assets originated or acquired by the Company, as well as loans and other real estate acquired under FDIC loss sharing agreements that substantially reduce the risk of credit losses to the Company (“covered assets”). Excluding covered assets, nonperforming assets were $1,763 million at September 30, 2014, compared with $1,766 million at June 30, 2014, and $1,880 million at September 30, 2013. The decrease in nonperforming assets, excluding covered assets, compared with a year ago was driven primarily by reductions in the commercial mortgage portfolio, as well as by improvement in construction and development and credit card loans. Covered nonperforming assets were $160 million at September 30, 2014, compared with $177 million at June 30, 2014, and $332 million at September 30, 2013. The loss sharing agreement for the majority of the nonperforming covered assets expires in the fourth quarter of 2014. The ratio of the allowance for credit losses to period-end loans was 1.80 percent at September 30, 2014, compared with 1.82 percent at June 30, 2014, and 1.98 percent at September 30, 2013. The Company expects total nonperforming assets to remain relatively stable in the fourth quarter of 2014.

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U.S. Bancorp Reports Third Quarter 2014 Results

October 22, 2014

NET INTEREST INCOME	Table 3
(Taxable-equivalent basis; $ in millions)

	3Q 2014	2Q 2014	3Q 2013	Change 3Q14 vs 2Q14	Change 3Q14 vs 3Q13	YTD 2014	YTD 2013	Change
Components of net interest income
Income on earning assets	$3,114	$3,104	$3,125	$10	$(11)	$9,296	$9,388	$(92)
Expense on interest-bearing liabilities	366	360	411	6	(45)	1,098	1,293	(195)

Net interest income	$2,748	$2,744	$2,714	$4	$34	$8,198	$8,095	$103

Average yields and rates paid
Earning assets yield	3.58%	3.70%	3.95%	(.12)%	(.37)%	3.69%	4.00%	(.31)%
Rate paid on interest-bearing liabilities	.57	.58	.71	(.01)	(.14)	.60	.75	(.15)

Gross interest margin	3.01%	3.12%	3.24%	(.11)%	(.23)%	3.09%	3.25%	(.16)%

Net interest margin	3.16%	3.27%	3.43%	(.11)%	(.27)%	3.26%	3.45%	(.19)%

Average balances
Investment securities (a)	$93,141	$87,583	$74,988	$5,558	$18,153	$87,687	$74,303	$13,384
Loans	243,867	240,480	229,362	3,387	14,505	240,098	225,682	14,416
Earning assets	346,422	335,992	315,060	10,430	31,362	336,287	313,663	22,624
Interest-bearing liabilities	254,501	246,886	230,825	7,615	23,676	246,614	230,805	15,809

(a)	Excludes unrealized gain (loss)

Net Interest Income

Net interest income on a taxable-equivalent basis in the third quarter of 2014 was $2,748 million, an increase of $34 million (1.3 percent) from the third quarter of 2013. The increase was the result of growth in average earning assets and growth in lower cost core deposit funding, partially offset by lower rates on new loans and securities and lower loan fees. Average earning assets were $31.4 billion (10.0 percent) higher than the third quarter of 2013, driven by increases of $14.5 billion (6.3 percent) in average total loans and $18.2 billion (24.2 percent) in average investment securities, partially offset by a decrease of $1.4 billion (28.5 percent) in average loans held for sale. Net interest income increased $4 million on a linked quarter basis, due to higher average earning assets, partially offset by lower loan fees and lower loan and investment securities rates. The net interest margin in the third quarter of 2014 was 3.16 percent, compared with 3.43 percent in the third quarter of 2013, and 3.27 percent in the second quarter of 2014. The decline in the net interest margin on a year-over-year basis primarily reflected lower reinvestment rates on investment securities, as well as growth in the investment portfolio at lower average rates, lower loan fees due to the previously communicated wind down of the short-term, small-dollar deposit advance product, Checking

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U.S. Bancorp Reports Third Quarter 2014 Results

October 22, 2014

Account Advance (“CAA”), and lower rates on new loans, partially offset by lower funding costs. On a linked quarter basis, the reduction in net interest margin was principally due to growth in lower rate investment securities and lower loan fees due to the CAA product wind down.

AVERAGE LOANS	Table 4
($ in millions)

	3Q 2014	2Q 2014	3Q 2013	Percent Change 3Q14 vs 2Q14	Percent Change 3Q14 vs 3Q13	YTD 2014	YTD 2013	Percent Change
Commercial	$72,190	$69,920	$62,856	3.2	14.8	$69,276	$61,439	12.8
Lease financing	5,155	5,100	5,208	1.1	(1.0)	5,148	5,280	(2.5)

Total commercial	77,345	75,020	68,064	3.1	13.6	74,424	66,719	11.5
Commercial mortgages	31,965	32,001	31,546	(.1)	1.3	32,005	31,311	2.2
Construction and development	8,874	8,496	6,955	4.4	27.6	8,460	6,561	28.9

Total commercial real estate	40,839	40,497	38,501	.8	6.1	40,465	37,872	6.8
Residential mortgages	51,994	51,815	49,139	.3	5.8	51,799	47,055	10.1
Credit card	17,753	17,384	16,931	2.1	4.9	17,516	16,627	5.3
Retail leasing	5,991	6,014	5,664	(.4)	5.8	5,995	5,589	7.3
Home equity and second mortgages	15,704	15,327	15,648	2.5	.4	15,467	16,021	(3.5)
Other	27,003	26,587	25,682	1.6	5.1	26,636	25,424	4.8

Total other retail	48,698	47,928	46,994	1.6	3.6	48,098	47,034	2.3

Total loans, excluding covered loans	236,629	232,644	219,629	1.7	7.7	232,302	215,307	7.9

Covered loans	7,238	7,836	9,733	(7.6)	(25.6)	7,796	10,375	(24.9)

Total loans	$243,867	$240,480	$229,362	1.4	6.3	$240,098	$225,682	6.4

Average total loans were $14.5 billion (6.3 percent) higher in the third quarter of 2014 than the third quarter of 2013, driven by growth in total commercial loans (13.6 percent), total commercial real estate (6.1 percent), residential mortgages (5.8 percent), credit card (4.9 percent), and total other retail loans (3.6 percent). These increases were partially offset by a decline in covered loans (25.6 percent). Average total loans, excluding covered loans, were higher by 7.7 percent year-over-year. Average total loans were $3.4 billion (1.4 percent) higher in the third quarter of 2014 than the second quarter of 2014, driven by growth in total commercial loans (3.1 percent), credit card (2.1 percent), total other retail loans (1.6 percent), total commercial real estate (.8 percent), and residential mortgages (.3 percent). These increases were partially offset by a decline in covered loans (7.6 percent). Average total loans, excluding covered loans, were higher by 1.7 percent on a linked quarter basis.

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U.S. Bancorp Reports Third Quarter 2014 Results

October 22, 2014

Average investment securities in the third quarter of 2014 were $18.2 billion (24.2 percent) higher year-over-year and $5.6 billion (6.3 percent) higher than the prior quarter. The increases were primarily due to purchases of U.S. government agency-backed securities, net of prepayments and maturities, in anticipation of final liquidity coverage ratio regulatory requirements.

AVERAGE DEPOSITS	Table 5
($ in millions)

				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q14 vs	3Q14 vs	YTD	YTD	Percent
	2014	2014	2013	2Q14	3Q13	2014	2013	Change
Noninterest-bearing deposits	$74,126	$71,837	$68,264	3.2	8.6	$72,274	$67,183	7.6
Interest-bearing savings deposits
Interest checking	54,454	52,989	48,235	2.8	12.9	52,928	48,347	9.5
Money market savings	66,250	61,370	55,982	8.0	18.3	62,314	54,826	13.7
Savings accounts	34,615	33,991	32,083	1.8	7.9	33,940	31,809	6.7

Total of savings deposits	155,319	148,350	136,300	4.7	14.0	149,182	134,982	10.5
Time deposits less than $100,000	11,045	10,971	12,495	.7	(11.6)	11,151	13,082	(14.8)
Time deposits greater than $100,000	30,518	31,193	35,309	(2.2)	(13.6)	31,055	33,037	(6.0)

Total interest-bearing deposits	196,882	190,514	184,104	3.3	6.9	191,388	181,101	5.7

Total deposits	$271,008	$262,351	$252,368	3.3	7.4	$263,662	$248,284	6.2

Average total deposits for the third quarter of 2014 were $18.6 billion (7.4 percent) higher than the third quarter of 2013. Average noninterest-bearing deposits increased $5.9 billion (8.6 percent) year-over-year, mainly in Consumer and Small Business Banking, including the $.4 billion impact of the Charter One acquisition, corporate trust, and commercial banking balances. Average total savings deposits were $19.0 billion (14.0 percent) higher year-over-year, the result of growth in Consumer and Small Business Banking, including the $3.4 billion impact of the Charter One acquisition, corporate trust, broker-dealer, and government banking related balances. Time deposits less than $100,000 were $1.5 billion (11.6 percent) lower due to maturities, while time deposits greater than $100,000 decreased $4.8 billion (13.6 percent), primarily due to a decline in broker-dealer and Consumer and Small Business Banking balances. Time deposits greater than $100,000 are managed as an alternative to other funding sources, such as wholesale borrowing, based largely on relative pricing.

Average total deposits increased $8.7 billion (3.3 percent) over the second quarter of 2014. Average noninterest-bearing deposits increased $2.3 billion (3.2 percent) on a linked quarter basis, due to higher balances in Consumer and Small Business Banking, including the impact of the Charter One acquisition, and Wholesale Banking and Commercial Real Estate, partially offset by lower corporate trust balances. Average

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U.S. Bancorp Reports Third Quarter 2014 Results

October 22, 2014

total savings deposits increased $7.0 billion (4.7 percent), reflecting increases in Consumer and Small Business Banking, including the impact of the Charter One acquisition, corporate trust, and broker-dealer balances, partially offset by a decrease in government banking related balances. Compared with the second quarter of 2014, average time deposits less than $100,000 increased $74 million (.7 percent) due to an increase in Consumer and Small Business Banking driven by the impact of the Charter One acquisition. Average time deposits greater than $100,000 decreased $675 million (2.2 percent) on a linked quarter basis, principally due to declines in Wholesale Banking and Commercial Real Estate and corporate trust balances.

NONINTEREST INCOME	Table 6
($ in millions)

				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q14 vs	3Q14 vs	YTD	YTD	Percent
	2014	2014	2013	2Q14	3Q13	2014	2013	Change
Credit and debit card revenue	$251	$259	$244	(3.1)	2.9	$749	$702	6.7
Corporate payment products revenue	195	182	192	7.1	1.6	550	540	1.9
Merchant processing services	387	384	371	.8	4.3	1,127	1,091	3.3
ATM processing services	81	82	83	(1.2)	(2.4)	241	248	(2.8)
Trust and investment management fees	315	311	280	1.3	12.5	930	842	10.5
Deposit service charges	185	171	180	8.2	2.8	513	493	4.1
Treasury management fees	136	140	134	(2.9)	1.5	409	408	.2
Commercial products revenue	209	221	207	(5.4)	1.0	635	616	3.1
Mortgage banking revenue	260	278	328	(6.5)	(20.7)	774	1,125	(31.2)
Investment products fees	49	47	46	4.3	6.5	142	133	6.8
Securities gains (losses), net	(3)	—	(3)	nm	—	2	8	(75.0)
Other	177	369	115	(52.0)	53.9	722	412	75.2

Total noninterest income	$2,242	$2,444	$2,177	(8.3)	3.0	$6,794	$6,618	2.7

Noninterest Income

Third quarter noninterest income was $2,242 million which was $65 million (3.0 percent) higher than the third quarter of 2013 and $202 million (8.3 percent) lower than the second quarter of 2014. The year-over-year increase in noninterest income was due to increases in a majority of fee revenue categories, partially offset by a $68 million (20.7 percent) reduction in mortgage banking revenue, principally due to a $59 million unfavorable change in the valuation of mortgage servicing rights (“MSRs”), net of hedging activities, compared with the prior year. Trust and investment management fees increased $35 million (12.5 percent) year-over-year, reflecting account growth, improved market conditions and business expansion. Merchant processing services revenue was $16 million (4.3 percent) higher as a result of an increase in

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U.S. Bancorp Reports Third Quarter 2014 Results

October 22, 2014

product fees and higher volumes, partially offset by lower rates. Credit and debit card revenue increased $7 million (2.9 percent) over the third quarter of 2013 primarily due to higher transaction volumes. Deposit services charges were $5 million (2.8 percent) higher than a year ago due to account growth, the Charter One acquisition and pricing changes. The increase in other income was primarily due to gains on sales of other equity investments and an increase in retail leasing revenue.

Noninterest income was $202 million (8.3 percent) lower in the third quarter of 2014 than the second quarter of 2014, primarily due to the second quarter Visa, Inc. Class B common stock sale, lower mortgage banking revenue, and lower commercial products revenue. Mortgage banking revenue decreased $18 million (6.5 percent), principally due to a $44 million unfavorable change in the valuation of MSRs, net of hedging activities, partially offset by an increase in origination and sales revenue. Commercial products revenue decreased $12 million (5.4 percent) due to lower wholesale transaction activity, including standby letters of credit, loan and bond underwriting fees, and syndication fees. Credit and debit card revenue decreased $8 million (3.1 percent) primarily due to higher rewards. Partially offsetting these decreases was an increase in deposit service charges of $14 million (8.2 percent), mainly due to higher transaction volumes. Additionally, corporate payment products revenue increased $13 million (7.1 percent) on a linked quarter basis, principally due to seasonally higher transaction volumes, and trust and investment management fees were $4 million (1.3 percent) higher than the prior quarter due to improved market conditions and account growth, including business expansion.

NONINTEREST EXPENSE	Table 7
($ in millions)

				Percent	Percent
				Change	Change
	3Q	2Q	3Q	3Q14 vs	3Q14 vs	YTD	YTD	Percent
	2014	2014	2013	2Q14	3Q13	2014	2013	Change
Compensation	$1,132	$1,125	$1,088	.6	4.0	$3,372	$3,268	3.2
Employee benefits	250	257	278	(2.7)	(10.1)	796	865	(8.0)
Net occupancy and equipment	249	241	240	3.3	3.8	739	709	4.2
Professional services	102	97	94	5.2	8.5	282	263	7.2
Marketing and business development	78	96	85	(18.8)	(8.2)	253	254	(.4)
Technology and communications	219	214	214	2.3	2.3	644	639	.8
Postage, printing and supplies	81	80	76	1.3	6.6	242	230	5.2
Other intangibles	51	48	55	6.3	(7.3)	148	167	(11.4)
Other	452	595	435	(24.0)	3.9	1,435	1,197	19.9

Total noninterest expense	$2,614	$2,753	$2,565	(5.0)	1.9	$7,911	$7,592	4.2

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U.S. Bancorp Reports Third Quarter 2014 Results

October 22, 2014

Noninterest Expense

Noninterest expense in the third quarter of 2014 totaled $2,614 million, an increase of $49 million (1.9 percent) over the third quarter of 2013, and a $139 million (5.0 percent) decrease from the second quarter of 2014. The increase in total noninterest expense year-over-year was the result of higher compensation expense, reflecting the impact of merit increases, acquisitions, and higher staffing for risk and compliance activities. Net occupancy and equipment expense increased $9 million (3.8 percent) year-over-year due to business initiatives and maintenance costs. Professional services expense increased $8 million (8.5 percent) due mainly to mortgage servicing-related project costs. The $17 million (3.9 percent) increase in other expense primarily reflected the Charter One merger integration and mortgage servicing-related expenses, partially offset by lower costs for investments in tax-advantaged projects related to a change in first quarter 2014 in accounting for affordable housing investments. Offsetting these increases was a $28 million (10.1 percent) reduction in employee benefits expense driven by lower pension costs.

Noninterest expense decreased $139 million (5.0 percent) on a linked quarter basis, primarily driven by the second quarter FHA DOJ settlement in other expense, partially offset by mortgage servicing-related expenses, the Charter One merger integration costs, and seasonally higher costs related to investments in tax-advantaged projects. Marketing and business development expense decreased $18 million (18.8 percent) due to charitable contributions in the second quarter of 2014 and the timing of marketing programs in Payment Services. Additionally, employee benefits expense decreased $7 million (2.7 percent) primarily resulting from lower payroll tax expense. Partially offsetting these decreases was a $7 million (.6 percent) increase in compensation expense reflecting the impact of merit increases, and additional employees related to the Charter One acquisition and for risk and compliance activities. Professional services expense was $5 million (5.2 percent) higher, mainly due to higher mortgage servicing-related project costs.

Provision for Income Taxes

The provision for income taxes for the third quarter of 2014 resulted in a tax rate on a taxable-equivalent basis of 28.0 percent (effective tax rate of 26.0 percent), compared with 29.5 percent (effective tax rate of 27.5 percent) in the third quarter of 2013, and 28.5 percent (effective tax rate of 26.6 percent) in the second quarter of 2014.

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U.S. Bancorp Reports Third Quarter 2014 Results

October 22, 2014

ALLOWANCE FOR CREDIT LOSSES	Table 8
($ in millions)

	3Q 2014	% (b)	2Q 2014	% (b)	1Q 2014	% (b)	4Q 2013	% (b)	3Q 2013	% (b)
Balance, beginning of period	$4,449		$4,497		$4,537		$4,578		$4,612
Net charge-offs
Commercial	52	.29	52	.30	34	.21	33	.21	18	.11
Lease financing	6	.46	3	.24	2	.16	3	.23	(7)	(.53)

Total commercial	58	.30	55	.29	36	.21	36	.21	11	.06
Commercial mortgages	1	.01	(6)	(.08)	(1)	(.01)	1	.01	2	.03
Construction and development	3	.13	2	.09	(2)	(.10)	(30)	(1.58)	(8)	(.46)

Total commercial real estate	4	.04	(4)	(.04)	(3)	(.03)	(29)	(.29)	(6)	(.06)
Residential mortgages	42	.32	57	.44	57	.45	49	.38	57	.46
Credit card	158	3.53	170	3.92	170	3.96	163	3.72	160	3.75
Retail leasing	—	—	1	.07	—	—	—	—	1	.07
Home equity and second mortgages	24	.61	23	.60	31	.82	37	.95	43	1.09
Other	49	.72	45	.68	45	.69	52	.79	54	.83

Total other retail	73	.59	69	.58	76	.65	89	.75	98	.83

Total net charge-offs, excluding covered loans	335	.56	347	.60	336	.60	308	.55	320	.58
Covered loans	1	.05	2	.10	5	.24	4	.18	8	.33

Total net charge-offs	336	.55	349	.58	341	.59	312	.53	328	.57
Provision for credit losses	311		324		306		277		298
Other changes (a)	(10)		(23)		(5)		(6)		(4)

Balance, end of period	$4,414		$4,449		$4,497		$4,537		$4,578

Components
Allowance for loan losses	$4,065		$4,132		$4,189		$4,250		$4,258
Liability for unfunded credit commitments	349		317		308		287		320

Total allowance for credit losses	$4,414		$4,449		$4,497		$4,537		$4,578

Gross charge-offs	$410		$432		$422		$429		$450
Gross recoveries	$74		$83		$81		$117		$122
Allowance for credit losses as a percentage of
Period-end loans, excluding covered loans	1.81		1.83		1.90		1.94		1.99
Nonperforming loans, excluding covered loans	291		294		293		297		294
Nonperforming assets, excluding covered assets	245		246		243		242		235
Period-end loans	1.80		1.82		1.89		1.93		1.98
Nonperforming loans	282		279		278		283		276
Nonperforming assets	230		229		225		223		207

(a)	Includes net changes in credit losses to be reimbursed by the FDIC and reductions in the allowance for covered loans where the reversal of a previously recorded allowance was offset by an associated decrease in the indemnification asset, and the impact of any loan sales.
(b)	Annualized and calculated on average loan balances

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U.S. Bancorp Reports Third Quarter 2014 Results

October 22, 2014

Credit Quality

The allowance for credit losses was $4,414 million at September 30, 2014, compared with $4,449 million at June 30, 2014, and $4,578 million at September 30, 2013. Nonperforming assets declined on a linked quarter and year-over-year basis as economic conditions continued to slowly improve. Total net charge-offs in the third quarter of 2014 were $336 million, compared with $349 million in the second quarter of 2014, and $328 million in the third quarter of 2013. The $13 million (3.7 percent) decrease in net charge-offs on a linked quarter basis was due to improvements in the residential mortgage and credit card portfolios, while the $8 million (2.4 percent) increase in net charge-offs on a year-over-year basis reflected higher commercial loan charge-offs and lower recoveries in commercial real estate, partially offset by improvements in residential mortgages and home equity and second mortgages. The Company recorded $311 million of provision for credit losses in the current quarter, which was $25 million less than net charge-offs.

Commercial and commercial real estate loan net charge-offs were $62 million (.21 percent of average loans outstanding) in the third quarter of 2014, compared with $51 million (.18 percent of average loans outstanding) in the second quarter of 2014, and $5 million (.02 percent of average loans outstanding) in the third quarter of 2013.

Residential mortgage loan net charge-offs were $42 million (.32 percent of average loans outstanding) in the third quarter of 2014, compared with $57 million (.44 percent of average loans outstanding) in the second quarter of 2014, and $57 million (.46 percent of average loans outstanding) in the third quarter of 2013. Credit card loan net charge-offs were $158 million (3.53 percent of average loans outstanding) in the third quarter of 2014, compared with $170 million (3.92 percent of average loans outstanding) in the second quarter of 2014, and $160 million (3.75 percent of average loans outstanding) in the third quarter of 2013. Total other retail loan net charge-offs were $73 million (.59 percent of average loans outstanding) in the third quarter of 2014, compared with $69 million (.58 percent of average loans outstanding) in the second quarter of 2014, and $98 million (.83 percent of average loans outstanding) in the third quarter of 2013.

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U.S. Bancorp Reports Third Quarter 2014 Results

October 22, 2014

The ratio of the allowance for credit losses to period-end loans was 1.80 percent (1.81 percent excluding covered loans) at September 30, 2014, compared with 1.82 percent (1.83 percent excluding covered loans) at June 30, 2014, and 1.98 percent (1.99 percent excluding covered loans) at September 30, 2013. The ratio of the allowance for credit losses to nonperforming loans was 282 percent (291 percent excluding covered loans) at September 30, 2014, compared with 279 percent (294 percent excluding covered loans) at June 30, 2014, and 276 percent (294 percent excluding covered loans) at September 30, 2013.

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES	Table 9
(Percent)

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2014	2014	2014	2013	2013
Delinquent loan ratios—90 days or more past due excluding nonperforming loans
Commercial	.05	.06	.06	.08	.07
Commercial real estate	.03	.06	.06	.07	.02
Residential mortgages	.41	.49	.64	.65	.53
Credit card	1.10	1.06	1.21	1.17	1.11
Other retail	.16	.15	.18	.18	.16
Total loans, excluding covered loans	.22	.25	.30	.31	.27
Covered loans	6.10	6.14	5.83	5.63	5.47
Total loans	.39	.43	.49	.51	.48
Delinquent loan ratios—90 days or more past due including nonperforming loans
Commercial	.27	.30	.32	.27	.24
Commercial real estate	.62	.62	.73	.83	.94
Residential mortgages	2.02	2.06	2.14	2.16	1.99
Credit card	1.32	1.35	1.59	1.60	1.66
Other retail	.53	.54	.58	.58	.60
Total loans, excluding covered loans	.84	.87	.95	.97	.94
Covered loans	7.34	7.73	7.46	7.13	7.13
Total loans	1.03	1.08	1.17	1.19	1.20

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U.S. Bancorp Reports Third Quarter 2014 Results

October 22, 2014

ASSET QUALITY	Table 10
($ in millions)

	Sep 30	Jun 30	Mar 31	Dec 31	Sep 30
	2014	2014	2014	2013	2013
Nonperforming loans
Commercial	$161	$174	$174	$122	$104
Lease financing	12	16	14	12	12

Total commercial	173	190	188	134	116
Commercial mortgages	147	121	156	182	210
Construction and development	94	105	113	121	146

Total commercial real estate	241	226	269	303	356
Residential mortgages	841	818	777	770	732
Credit card	40	52	65	78	94
Other retail	184	191	188	191	206

Total nonperforming loans, excluding covered loans	1,479	1,477	1,487	1,476	1,504
Covered loans	88	119	132	127	156

Total nonperforming loans	1,567	1,596	1,619	1,603	1,660
Other real estate (a)	275	279	296	327	366
Covered other real estate (a)	72	58	73	97	176
Other nonperforming assets	9	10	11	10	10

Total nonperforming assets (b)	$1,923	$1,943	$1,999	$2,037	$2,212

Total nonperforming assets, excluding covered assets	$1,763	$1,766	$1,794	$1,813	$1,880

Accruing loans 90 days or more past due, excluding covered loans	$532	$581	$695	$713	$591

Accruing loans 90 days or more past due	$962	$1,038	$1,167	$1,189	$1,105

Performing restructured loans, excluding GNMA and covered loans	$2,818	$2,911	$3,006	$3,067	$3,097

Performing restructured GNMA and covered loans	$2,685	$3,072	$3,003	$2,932	$2,262

Nonperforming assets to loans plus ORE, excluding covered assets (%)	.74	.75	.78	.80	.85
Nonperforming assets to loans plus ORE (%)	.78	.80	.84	.86	.95

(a)	Includes equity investments in entities whose principal assets are other real estate owned.
(b)	Does not include accruing loans 90 days or more past due.

Nonperforming assets at September 30, 2014, totaled $1,923 million, compared with $1,943 million at June 30, 2014, and $2,212 million at September 30, 2013. Total nonperforming assets at September 30, 2014, included $160 million of covered assets. The ratio of nonperforming assets to loans and other real estate was .78 percent (.74 percent excluding covered assets) at September 30, 2014, compared with .80 percent (.75 percent excluding covered assets) at June 30, 2014, and .95 percent (.85 percent excluding covered assets) at September 30, 2013. Total commercial nonperforming loans were $17 million (8.9

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U.S. Bancorp Reports Third Quarter 2014 Results

October 22, 2014

percent) lower on a linked quarter basis and $57 million (49.1 percent) higher year-over-year. Commercial real estate nonperforming loans increased by $15 million (6.6 percent) on a linked quarter basis and decreased $115 million (32.3 percent) year-over-year. Residential mortgage nonperforming loans increased $23 million (2.8 percent) on a linked quarter basis and $109 million (14.9 percent) year-over-year. Credit card nonperforming loans were $12 million (23.1 percent) lower on a linked quarter basis and $54 million (57.4 percent) lower year-over-year. Other retail nonperforming loans decreased $7 million (3.7 percent) on a linked quarter basis and $22 million (10.7 percent) year-over-year.

Accruing loans 90 days or more past due were $962 million ($532 million excluding covered loans) at September 30, 2014, compared with $1,038 million ($581 million excluding covered loans) at June 30, 2014, and $1,105 million ($591 million excluding covered loans) at September 30, 2013.

COMMON SHARES	Table 11
(Millions)

	3Q 2014	2Q 2014	1Q 2014	4Q 2013	3Q 2013
Beginning shares outstanding	1,809	1,821	1,825	1,832	1,844
Shares issued for stock option and stock purchase plans, acquisitions and other corporate purposes	2	3	8	6	5
Shares repurchased	(16)	(15)	(12)	(13)	(17)

Ending shares outstanding	1,795	1,809	1,821	1,825	1,832

Total U.S. Bancorp shareholders’ equity was $43.1 billion at September 30, 2014, compared with $42.7 billion at June 30, 2014, and $40.1 billion at September 30, 2013. During the third quarter, the Company returned 78 percent of third quarter earnings to shareholders, including $441 million in common stock dividends and $654 million of repurchased common stock.

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U.S. Bancorp Reports Third Quarter 2014 Results

October 22, 2014

CAPITAL POSITION	Table 12
($ in millions)

	Sep 30 2014	Jun 30 2014	Mar 31 2014	Dec 31 2013	Sep 30 2013
Total U.S. Bancorp shareholders’ equity	$43,141	$42,700	$42,054	$41,113	$40,132
Standardized Approach
Basel III transitional standardized approach/Basel I (a)
Common equity tier 1 capital	$30,213	$29,760	$29,463	$27,942	$27,265
Tier 1 capital	35,377	34,924	34,627	33,386	32,707
Total risk-based capital	42,509	41,034	40,741	39,340	38,873
Common equity tier 1 capital ratio	9.7%	9.6%	9.7%	9.4%	9.3%
Tier 1 capital ratio	11.3	11.3	11.4	11.2	11.2
Total risk-based capital ratio	13.6	13.2	13.5	13.2	13.3
Leverage ratio	9.4	9.6	9.7	9.6	9.6
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach	9.0	8.9	9.0	8.8	8.6
Advanced Approaches
Common equity tier 1 capital to risk-weighted assets for the Basel III transitional advanced approaches	12.4	12.3
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches	11.8	11.7
Tangible common equity to tangible assets	7.6	7.5	7.8	7.7	7.4
Tangible common equity to risk-weighted assets	9.3	9.2	9.3	9.1	8.9

(a)	2014 amounts and ratios calculated under the Basel III transitional standardized approach; all prior periods under Basel I

Prior to 2014, the regulatory capital requirements effective for the Company followed Basel I. Beginning January 1, 2014, the regulatory capital requirements effective for the Company follow Basel III, subject to certain transition provisions from Basel I over the next four years to full implementation by January 1, 2018. In addition, beginning the second quarter of 2014, the advanced approaches portion of Basel III became effective for the Company. Under the Basel III transitional standardized approach, the common equity tier 1 capital ratio was 9.7 percent at September 30, 2014, compared with 9.6 percent at June 30, 2014. The tier 1 capital ratio was 11.3 percent at September 30, 2014, and at June 30, 2014, compared with 11.2 percent at September 30, 2013. Under the Basel III transitional advanced approaches, the common equity tier 1 capital to risk-weighted assets ratio was 12.4 percent at September 30, 2014, compared with 12.3 percent at June 30, 2014. All regulatory ratios continue to be in excess of “well-capitalized” requirements. In addition, the common equity tier 1 capital to risk-weighted assets ratio estimated for the

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U.S. Bancorp Reports Third Quarter 2014 Results

October 22, 2014

Basel III standardized approach as if fully implemented was 9.0 percent at September 30, 2014, compared with 8.9 percent at June 30, 2014, and 8.6 percent at September 30, 2013, and the common equity tier 1 capital to risk-weighted assets ratio estimated for the Basel III advanced approaches as if fully implemented was 11.8 percent at September 30, 2014, compared with 11.7 percent at June 30, 2014. The tangible common equity to tangible assets ratio was 7.6 percent at September 30, 2014, compared with 7.5 percent at June 30, 2014, and 7.4 percent at September 30, 2013.

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)	Table 13
($ in millions)

	Net Income Attributable to U.S. Bancorp			Percent Change		Net Income Attributable to U.S. Bancorp
Business Line	3Q 2014	2Q 2014	3Q 2013	3Q14 vs 2Q14	3Q14 vs 3Q13	YTD 2014	YTD 2013	Percent Change	3Q 2014 Earnings Composition
Wholesale Banking and Commercial Real Estate	$267	$279	$324	(4.3)	(17.6)	$827	$959	(13.8)	18%
Consumer and Small Business Banking	307	316	373	(2.8)	(17.7)	907	1,110	(18.3)	21
Wealth Management and Securities Services	63	57	36	10.5	75.0	173	121	43.0	4
Payment Services	298	279	266	6.8	12.0	809	743	8.9	20
Treasury and Corporate Support	536	564	469	(5.0)	14.3	1,647	1,447	13.8	37

Consolidated Company	$1,471	$1,495	$1,468	(1.6)	.2	$4,363	$4,380	(.4)	100%

(a)	preliminary data

Lines of Business

The Company’s major lines of business are Wholesale Banking and Commercial Real Estate, Consumer and Small Business Banking, Wealth Management and Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are

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U.S. Bancorp Reports Third Quarter 2014 Results

October 22, 2014

realigned to better respond to the Company’s diverse customer base. During 2014, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

Wholesale Banking and Commercial Real Estate offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients. Wholesale Banking and Commercial Real Estate contributed $267 million of the Company’s net income in the third quarter of 2014, compared with $324 million in the third quarter of 2013 and $279 million in the second quarter of 2014. Wholesale Banking and Commercial Real Estate’s net income decreased $57 million (17.6 percent) from the same quarter of 2013 due to a higher provision for credit losses and a decrease in total net revenue. Total net revenue declined by $18 million (2.3 percent), due to an 11.3 percent decrease in total noninterest income, partially offset by a 2.4 percent increase in net interest income. Net interest income increased $12 million (2.4 percent) year-over-year, primarily due to an increase in average total loans and deposits, partially offset by lower rates and fees on loans. Total noninterest income decreased by $30 million (11.3 percent), driven by lower wholesale transaction activity and loan-related fees, partially offset by increases in commercial leasing revenue and equity and bond underwriting fees. Total noninterest expense was relatively flat compared with a year ago, as an increase in the FDIC insurance assessment allocation based on the level of commitments, was offset by lower professional services expense and net shared services expense. The provision for credit losses was $70 million higher year-over-year due to an increase in net charge-offs and an unfavorable change in the reserve allocation.

Wholesale Banking and Commercial Real Estate’s contribution to net income in the third quarter of 2014 was $12 million (4.3 percent) lower than the second quarter of 2014, due to a decrease in total net revenue and an increase in the provision for credit losses, partially offset by a decrease in total noninterest expense. Total net revenue decreased by $17 million (2.2 percent) compared with the prior quarter. Total noninterest income decreased by $22 million (8.5 percent), driven by lower wholesale transaction activity, in part due to seasonally higher transaction volumes in the prior quarter, and lower equity investment revenue. Net interest income increased by $5 million (1.0 percent) on a linked quarter basis, primarily due to higher average loans and an additional day in the current quarter relative to the prior quarter, partially offset by lower loan rates. Total noninterest expense decreased by $13 million (4.1 percent) due to lower

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U.S. Bancorp Reports Third Quarter 2014 Results

October 22, 2014

compensation and employee benefits expense and seasonally lower net shared services expense. The provision for credit losses increased by $14 million (93.3 percent) due to higher net charge-offs.

Consumer and Small Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices, such as mobile phones and tablet computers. It encompasses community banking, metropolitan banking, in-store banking, small business banking, consumer lending, mortgage banking, workplace banking, student banking and 24-hour banking. Consumer and Small Business Banking contributed $307 million of the Company’s net income in the third quarter of 2014, a $66 million (17.7 percent) decrease from the third quarter of 2013 and a $9 million (2.8 percent) decrease from the prior quarter. Within Consumer and Small Business Banking, the retail banking division reported a 22.0 percent decrease in its contribution from the same quarter of last year, principally due to lower total net revenue and an increase in total noninterest expense. Retail banking’s total net revenue was 3.6 percent lower than the third quarter of 2013. Net interest income decreased 7.2 percent, primarily as a result of lower fees due to the wind down of the CAA product, lower rates on loans, and the impact of lower rates on the margin benefit from deposits, partially offset by higher average loan and deposit balances. Total noninterest income for the retail banking division increased 5.3 percent over a year ago, principally due to an increase in retail lease revenue and deposit service charges. Total noninterest expense for the retail banking division in the third quarter of 2014 increased 5.2 percent over the same quarter of the prior year, primarily due to merger integration and higher compensation and employee benefits expense, partially offset by lower FDIC insurance assessments. The provision for credit losses for the retail banking division decreased 19.1 percent on a year-over-year basis, due to lower net charge-offs, partially offset by an unfavorable change in the reserve allocation. The contribution of the mortgage banking division was lower by 11.6 percent than the third quarter of 2013, reflecting a decrease in total net revenue, partially offset by a reduction in the provision for credit losses. The division’s 15.7 percent decrease in total net revenue was due to a 21.3 percent decrease in total noninterest income, principally due to an unfavorable change in the valuation of MSRs, net of hedging activities, as well as a 4.8 percent decrease in net interest income, primarily the result of lower average loans held for sale. Total noninterest expense was 6.6 percent higher than the prior year, primarily due to mortgage servicing-related expenses, partially offset by lower incentive compensation. The $62 million favorable change in the provision for credit losses for the mortgage banking division was due to lower net charge-offs and a favorable change in the reserve allocation.

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U.S. Bancorp Reports Third Quarter 2014 Results

October 22, 2014

Consumer and Small Business Banking’s contribution in the third quarter of 2014 was $9 million (2.8 percent) lower than the second quarter of 2014, primarily due to an increase in total noninterest expense. Within Consumer and Small Business Banking, the retail banking division’s contribution decreased 6.6 percent, mainly due to an increase in total noninterest expense, partially offset by a decrease in the provision for credit losses. Total net revenue for the retail banking division decreased .9 percent compared with the previous quarter. Net interest income was 2.0 percent lower, primarily due to lower loan fees due to the wind down of the CAA product, partially offset by higher average loan and deposit balances and one additional day in the current quarter relative to the prior quarter. Total noninterest income was 1.7 percent higher on a linked quarter basis, driven by higher deposit service charges. Total noninterest expense increased 3.4 percent on a linked quarter basis due to merger integration expense. The provision for credit losses decreased 22.5 percent on a linked quarter basis due to lower net charge-offs and a favorable change in the reserve allocation in the current quarter. The contribution of the mortgage banking division increased 2.2 percent over the second quarter of 2014 primarily due to a lower provision for credit losses, partially offset by higher total noninterest expense. Total net revenue was relatively flat due to an 11.3 percent increase in net interest income, due to higher average loans held for sale, higher average loan balances, and an additional day in the quarter, offset by a 6.6 percent decrease in total noninterest income, due to an unfavorable change in the valuation of MSRs, net of hedging activities. Total noninterest expense increased 3.9 percent, primarily reflecting higher mortgage servicing-related expenses and higher compensation and employee benefits expense. The provision for credit losses for the mortgage banking division decreased $14 million on a linked quarter basis due to a decrease in net charge-offs and a favorable change in the reserve allocation.

Wealth Management and Securities Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through five businesses: Wealth Management, Corporate Trust Services, U.S. Bancorp Asset Management, Institutional Trust & Custody and Fund Services. Wealth Management and Securities Services contributed $63 million of the Company’s net income in the third quarter of 2014, compared with $36 million in the third quarter of 2013 and $57 million in the second quarter of 2014. The business line’s contribution was $27 million (75.0 percent) higher than the same quarter of 2013, as an increase in total net revenue was partially offset by higher total noninterest expense. Total net revenue increased by $52 million (13.1 percent) year-over-year, driven by a $38 million (12.1 percent) increase in total noninterest income, reflecting the impact of account growth, improved market conditions, and business expansion. In addition, net interest income increased by

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U.S. Bancorp Reports Third Quarter 2014 Results

October 22, 2014

$14 million (17.1 percent), principally due to higher average loan and deposit balances and an increase in the margin benefit of corporate trust deposits. Total noninterest expense increased by $10 million (3.0 percent) primarily as a result of higher compensation and employee benefits expense, including the impact of business expansion, partially offset by lower net shared services expense. The provision for credit losses remained flat compared to the prior year quarter, as lower net charge-offs were offset by an unfavorable change in the reserve allocation.

The business line’s contribution in the third quarter of 2014 was $6 million (10.5 percent) higher than the prior quarter. Total net revenue increased on a linked quarter basis, reflecting an increase in net interest income (5.5 percent), principally due to higher average deposit balances and the impact of higher rates on the margin benefit from corporate trust deposits. In addition, an increase in total noninterest income (1.4 percent) was due to higher trust and investment management fees, resulting from improved market conditions and account growth, including business expansion. Total noninterest expense was relatively flat compared with the prior quarter, as higher compensation and professional services expenses were offset by lower employee benefits expense. The provision for credit losses remained flat on a linked quarter basis, as lower net charge-offs were offset by an unfavorable change in the reserve allocation.

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate and purchasing card services, consumer lines of credit and merchant processing. Payment Services contributed $298 million of the Company’s net income in the third quarter of 2014, compared with $266 million in the third quarter of 2013 and $279 million in the second quarter of 2014. The $32 million (12.0 percent) increase in the business line’s contribution from the prior year was due to an increase in total net revenue, partially offset by an increase in total noninterest expense and a higher provision for credit losses. Total net revenue increased by $69 million (5.7 percent) year-over-year. Net interest income increased by $49 million (12.5 percent), primarily due to higher average loan balances and fees and improved loan rates. Total noninterest income was $20 million (2.4 percent) higher year-over-year, due to higher merchant processing services revenue due to increased product fees and transaction volumes, partially offset by lower rates, and an increase in credit and debit card revenue on higher transaction volumes. Total noninterest expense increased by $3 million (.5 percent) over the third quarter of 2013, primarily due to higher compensation and employee benefits expense, including the impact of business initiatives, partially offset by reductions in technology and communications expense and other intangibles expense. The provision for credit losses increased by $18 million (10.5 percent) due to an unfavorable change in the reserve allocation, partially offset by lower net charge-offs.

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U.S. Bancorp Reports Third Quarter 2014 Results

October 22, 2014

Payment Services’ contribution in the third quarter of 2014 increased $19 million (6.8 percent) over the second quarter of 2014. Total net revenue increased $37 million (3.0 percent) on a linked quarter basis driven by higher net interest income and higher total noninterest income. Net interest income increased by $27 million (6.5 percent) over the second quarter mainly due to improved loan rates. Total noninterest income increased by $10 million (1.2 percent), primarily reflecting an increase in corporate payment products revenue on seasonally higher volumes, partially offset by a reduction in credit and debit card revenue due to higher rewards expense. Total noninterest expense was flat on a linked quarter basis as increased marketing expenses were offset by lower net shared services expense. The provision for credit losses was $8 million (4.4 percent) higher on a linked quarter basis due to an unfavorable change in the reserve allocation, partially offset by lower net charge-offs.

Treasury and Corporate Support includes the Company’s investment portfolios, most covered commercial and commercial real estate loans and related other real estate owned, funding, capital management, interest rate risk management, the net effect of transfer pricing related to average balances, income taxes not allocated to business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $536 million in the third quarter of 2014, compared with $469 million in the third quarter of 2013 and $564 million in the second quarter of 2014. Net interest income increased by $38 million (6.6 percent) over the third quarter of 2013, principally due to an increase in average balances in the investment securities portfolio and lower rates on short-term borrowings, partially offset by lower income from the run-off of acquired assets. Total noninterest income increased by $85 million over the third quarter of last year, mainly due to gains on sales of equity investments and higher commercial products revenue. Total noninterest expense decreased by $26 million (13.1 percent), principally due to a decrease in employee benefits expense resulting from lower pension costs and lower costs for investments in tax-advantaged projects related to a change in accounting for affordable housing investments in the first quarter of 2014, partially offset by increased compensation expense. The provision for credit losses was $9 million higher year-over-year, due to an unfavorable change in the reserve allocation and higher net charge-offs.

Net income in the third quarter of 2014 was $28 million (5.0 percent) lower on a linked quarter basis, driven by lower total net revenue, partially offset by lower total noninterest expense. Total net revenue was $214 million (21.9 percent) lower than the prior quarter, driven by a second quarter sale of Visa, Inc. Class B common stock. A $167 million (49.1 percent) decrease in total noninterest expense was primarily due to the

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U.S. Bancorp Reports Third Quarter 2014 Results

October 22, 2014

FHA DOJ settlement and charitable contributions in the second quarter, partially offset by Charter One merger integration costs and seasonally higher costs related to investments in tax-advantaged projects. The provision for credit losses was $6 million higher compared with the second quarter of 2014 due to higher net charge-offs and an unfavorable change in the reserve allocation.

Additional schedules containing more detailed information about the Company’s business line results are available on the web at usbank.com or by calling Investor Relations at 612-303-4328.

On Wednesday, October 22, 2014, at 8:00 a.m. (CDT) Richard K. Davis, chairman, president and chief executive officer, and Andrew Cecere, vice chairman and chief financial officer, will host a conference call to review the financial results. The conference call will be available by telephone or on the Internet. A presentation will be used during the call and will be available on the Company’s website at www.usbank.com. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 97474478. For those unable to participate during the live call, a recording of the call will be available approximately two hours after the conference call ends on Wednesday, October 22nd, and will run through Wednesday, October 29th, at 11:00 p.m. (CDT). To access the recorded message within the United States and Canada, dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 97474478. To access the webcast and presentation go to www.usbank.com and click on “About U.S. Bank.” The “Webcasts & Presentations” link can be found under the Investor/Shareholder information heading, which is at the left side of the bottom of the page.

Minneapolis-based U.S. Bancorp (“USB”), with $391 billion in assets as of September 30, 2014, is the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. The Company operates 3,177 banking offices in 25 states and 5,026 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at usbank.com.

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U.S. Bancorp Reports Third Quarter 2014 Results

October 22, 2014

Forward-Looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. A reversal or slowing of the current moderate economic recovery or another severe contraction could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Continued stress in the commercial real estate markets, as well as a delay or failure of recovery in the residential real estate markets could cause additional credit losses and deterioration in asset values. In addition, U.S. Bancorp’s business and financial performance is likely to be negatively impacted by recently enacted and future legislation and regulation. U.S. Bancorp’s results could also be adversely affected by deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; increased competition from both banks and non-banks; changes in customer behavior and preferences; breaches in data security; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, residual value risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputational risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2013, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. However, factors other than these also could adversely affect U.S. Bancorp’s results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

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U.S. Bancorp Reports Third Quarter 2014 Results

October 22, 2014

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets,

•	Tangible common equity to risk-weighted assets,

•	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach,

•	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches, and for additional information,

•	Tier 1 common equity to risk-weighted assets using Basel I definition.

These measures are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These measures differ from currently effective capital ratios defined by banking regulations principally in that the numerator includes unrealized gains and losses related to available-for-sale securities and excludes preferred securities, including preferred stock, the nature and extent of which varies among different financial services companies. These measures are not defined in generally accepted accounting principles (“GAAP”), or are not currently effective or defined in federal banking regulations. As a result, these measures disclosed by the Company may be considered non-GAAP financial measures.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

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U.S. Bancorp

Consolidated Statement of Income

	Three Months Ended		Nine Months Ended
(Dollars and Shares in Millions, Except Per Share Data)	September 30,		September 30,
(Unaudited)	2014	2013	2014	2013
Interest Income
Loans	$2,518	$2,568	$7,572	$7,682
Loans held for sale	36	46	87	172
Investment securities	476	420	1,378	1,222
Other interest income	27	34	89	141

Total interest income	3,057	3,068	9,126	9,217
Interest Expense
Deposits	115	134	348	433
Short-term borrowings	72	98	204	270
Long-term debt	178	178	543	587

Total interest expense	365	410	1,095	1,290

Net interest income	2,692	2,658	8,031	7,927
Provision for credit losses	311	298	941	1,063

Net interest income after provision for credit losses	2,381	2,360	7,090	6,864
Noninterest Income
Credit and debit card revenue	251	244	749	702
Corporate payment products revenue	195	192	550	540
Merchant processing services	387	371	1,127	1,091
ATM processing services	81	83	241	248
Trust and investment management fees	315	280	930	842
Deposit service charges	185	180	513	493
Treasury management fees	136	134	409	408
Commercial products revenue	209	207	635	616
Mortgage banking revenue	260	328	774	1,125
Investment products fees	49	46	142	133
Securities gains (losses), net	(3)	(3)	2	8
Other	177	115	722	412

Total noninterest income	2,242	2,177	6,794	6,618
Noninterest Expense
Compensation	1,132	1,088	3,372	3,268
Employee benefits	250	278	796	865
Net occupancy and equipment	249	240	739	709
Professional services	102	94	282	263
Marketing and business development	78	85	253	254
Technology and communications	219	214	644	639
Postage, printing and supplies	81	76	242	230
Other intangibles	51	55	148	167
Other	452	435	1,435	1,197

Total noninterest expense	2,614	2,565	7,911	7,592

Income before income taxes	2,009	1,972	5,973	5,890
Applicable income taxes	523	542	1,566	1,629

Net income	1,486	1,430	4,407	4,261
Net (income) loss attributable to noncontrolling interests	(15)	38	(44)	119

Net income attributable to U.S. Bancorp	$1,471	$1,468	$4,363	$4,380

Net income applicable to U.S. Bancorp common shareholders	$1,405	$1,400	$4,163	$4,163

Earnings per common share	$.78	$.76	$2.30	$2.26
Diluted earnings per common share	$.78	$.76	$2.29	$2.25
Dividends declared per common share	$.245	$.230	$.720	$.655
Average common shares outstanding	1,798	1,832	1,809	1,844
Average diluted common shares outstanding	1,807	1,843	1,819	1,854

U.S. Bancorp

Consolidated Ending Balance Sheet

	September 30,	December 31,	September 30,
(Dollars in Millions)	2014	2013	2013
	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$6,183	$8,477	$11,615
Investment securities
Held-to-maturity	44,231	38,920	36,904
Available-for-sale	52,674	40,935	39,307
Loans held for sale	3,939	3,268	3,858
Loans
Commercial	78,878	70,033	68,958
Commercial real estate	40,909	39,885	38,678
Residential mortgages	51,957	51,156	50,170
Credit card	17,858	18,021	17,063
Other retail	48,935	47,678	47,114

Total loans, excluding covered loans	238,537	226,773	221,983
Covered loans	7,054	8,462	9,396

Total loans	245,591	235,235	231,379
Less allowance for loan losses	(4,065)	(4,250)	(4,258)

Net loans	241,526	230,985	227,121
Premises and equipment	2,608	2,606	2,608
Goodwill	9,401	9,205	9,173
Other intangible assets	3,338	3,529	3,455
Other assets	27,384	26,096	26,640

Total assets	$391,284	$364,021	$360,681

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$78,641	$76,941	$72,333
Interest-bearing	165,070	156,165	152,861
Time deposits greater than $100,000	29,386	29,017	36,522

Total deposits	273,097	262,123	261,716
Short-term borrowings	30,045	27,608	26,128
Long-term debt	30,768	20,049	18,750
Other liabilities	13,545	12,434	12,535

Total liabilities	347,455	322,214	319,129
Shareholders’ equity
Preferred stock	4,756	4,756	4,756
Common stock	21	21	21
Capital surplus	8,293	8,216	8,188
Retained earnings	41,543	38,667	37,692
Less treasury stock	(10,836)	(9,476)	(9,174)
Accumulated other comprehensive income (loss)	(636)	(1,071)	(1,351)

Total U.S. Bancorp shareholders’ equity	43,141	41,113	40,132
Noncontrolling interests	688	694	1,420

Total equity	43,829	41,807	41,552

Total liabilities and equity	$391,284	$364,021	$360,681

U.S. Bancorp

Non-GAAP Financial Measures

	September 30,	June 30,	March 31,	December 31,	September 30,
(Dollars in Millions, Unaudited)	2014	2014	2014	2013	2013
Total equity	$43,829	$43,386	$42,743	$41,807	$41,552
Preferred stock	(4,756)	(4,756)	(4,756)	(4,756)	(4,756)
Noncontrolling interests	(688)	(686)	(689)	(694)	(1,420)
Goodwill (net of deferred tax liability) (1)	(8,503)	(8,548)	(8,352)	(8,343)	(8,319)
Intangible assets, other than mortgage servicing rights	(877)	(925)	(804)	(849)	(878)

Tangible common equity (a)	29,005	28,471	28,142	27,165	26,179
Tangible common equity (as calculated above)	29,005	28,471	28,142	27,165	26,179
Adjustments (2)	187	224	239	224	258

Common equity tier 1 capital estimated for the Basel III fully implemented standardized and advanced approaches (b)	29,192	28,695	28,381	27,389	26,437
Tier 1 capital, determined in accordance with prescribed regulatory requirements using Basel I definition				33,386	32,707
Preferred stock				(4,756)	(4,756)
Noncontrolling interests, less preferred stock not eligible for Tier 1 capital				(688)	(686)

Tier 1 common equity using Basel I definition (c)				27,942	27,265
Total assets	391,284	389,065	371,289	364,021	360,681
Goodwill (net of deferred tax liability) (1)	(8,503)	(8,548)	(8,352)	(8,343)	(8,319)
Intangible assets, other than mortgage servicing rights	(877)	(925)	(804)	(849)	(878)

Tangible assets (d)	381,904	379,592	362,133	354,829	351,484
Risk-weighted assets, determined in accordance with prescribed regulatory requirements (3) (e)	311,914 *	309,929	302,841	297,919	293,155
Adjustments (4)	12,837 *	12,753	13,238	13,712	13,473

Risk-weighted assets estimated for the Basel III fully implemented standardized approach (f)	324,751 *	322,682	316,079	311,631	306,628
Risk-weighted assets, determined in accordance with prescribed transitional advanced approaches regulatory requirements	243,905 *	241,929
Adjustments (5)	3,443 *	3,383

Risk-weighted assets estimated for the Basel III fully implemented advanced approaches (g)	247,348 *	245,312
Ratios *
Tangible common equity to tangible assets (a)/(d)	7.6%	7.5%	7.8%	7.7%	7.4%
Tangible common equity to risk-weighted assets (a)/(e)	9.3	9.2	9.3	9.1	8.9
Tier 1 common equity to risk-weighted assets using Basel I definition (c)/(e)	—	—	—	9.4	9.3
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach (b)/(f)	9.0	8.9	9.0	8.8	8.6
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches (b)/(g)	11.8	11.7

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements beginning March 31, 2014.
(2)	Includes net losses on cash flow hedges included in accumulated other comprehensive income and other adjustments.
(3)	Beginning March 31, 2014, calculated under the Basel III transitional standardized approach; all other periods calculated under Basel I.
(4)	Includes higher risk-weighting for unfunded loan commitments, investment securities, residential mortgages, mortgage servicing rights and other adjustments.
(5)	Primarily reflects higher risk-weighting for mortgage servicing rights.